                            TWIN DISC, INCORPORATED
                  1328 Racine Street, Racine, Wisconsin 53403

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               OCTOBER 15, 1999

NOTICE IS HEREBY GIVEN TO THE
     SHAREHOLDERS OF TWIN DISC, INCORPORATED

     The Annual Meeting of Shareholders of Twin Disc, Incorporated, a Wisconsin corporation will be held at 2 P.M. (Central Daylight Time) on Friday, October 15, 1999 at the Corporate Offices, 1328 Racine Street, Racine, Wisconsin for the following purposes:

     1. Election of three Directors to serve until the Annual Meeting in 2002.

     2. To transact any other business that may properly come before the meeting.

     Only holders of record of shares of common stock of the Corporation at the close Of business on August 27, 1999, shall be entitled to vote at the meeting.

     A proxy appointment and proxy statement are enclosed herewith. The proxy appointment shows the form in which your shares are registered. Your signature should be in the same form.

                                                FRED H. TIMM
                                                Secretary
September 15, 1999

     IF YOU ARE UNABLE TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND
RETURN
YOUR PROXY APPOINTMENT IN THE ENCLOSED ENVELOPE BEFORE THE
DEADLINE STATED IN
THE PROXY STATEMENT.  IF YOUR PROXY APPOINTMENT IS NOT RECEIVED BY
THE
SECRETARY BEFORE THAT DEADLINE, IT WILL BE RULED INVALID. SHOULD YOU
FIND
IT CONVENIENT TO ATTEND THE MEETING PERSONALLY, AND DESIRE TO VOTE
IN PERSON,
YOU MAY REQUEST BEFORE ANY VOTE THAT YOUR PROXY APPOINTMENT BE
RETURNED TO YOU
IN ORDER THAT YOU MAY VOTE IN PERSON.

YOUR VOTE IS IMPORTANT!
PLEASE SIGN, DATE AND RETURN
THE ENCLOSED PROXY APPOINTMENT
IMMEDIATELY.

                             1999 Proxy Statement
                           TWIN DISC, INCORPORATED
                              September 15, 1999

DATE, TIME AND PLACE OF MEETING

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of the Corporation of proxies for use at the Annual Meeting of Shareholders to be held at 2 P.M. (Central Daylight Time), at the Corporate Offices, 1328 Racine Street, Racine, Wisconsin on Friday, October 15, 1999, or any adjournment thereof. Holders of common stock of record at the close of business on the 27th day of August 1999, are entitled to vote at the meeting and each shareholder shall have one vote for each share of common stock registered in the shareholders name. Shares represented by a signed proxy appointment will be voted in the manner specified in the form of proxy or, if no specification is made, in favor of each of the propositions mentioned therein. The presence of a majority of the outstanding shares of common stock of the Corporation, either in person or represented by a signed proxy appointment, will constitute a quorum at the meeting. The Corporation intends to mail this statement to shareholders on or before September 15, 1999.

     The enclosed proxy appointment form must be signed and delivered to the Secretary either in person, by mail, or by messenger. Appointment forms transmitted by facsimile, telex, telegram, or electronic means will not be accepted. Furthermore, appointment forms must be received by the Secretary not less than 48 hours prior to the date of the meeting. PROXY APPOINTMENT FORMS NOT MEETING THE ABOVE REQUIREMENTS WILL BE RULED INVALID.

     The proxy appointment form must be signed in handwriting. The signature must be sufficiently legible to allow the inspector to distinguish it as representing the name of the registered shareholder, or must be accompanied by a rubber stamp facsimile or hand-printed name, including the shareholders surname and either the shareholders first or middle name as represented on the corporate records, and any titles, offices or words indicating agency which appear in the Corporate records.

     If a shareholder wishes to present a proposal for consideration for inclusion in the Notice of the Meeting and Proxy Statement for the 2000 Annual Meeting, the proposal must be received at the Corporation's principal executive offices no later than May 19, 2000. Shareholder proposals received later than August 1, 2000 will be considered untimely, and will not be considered at the Corporation's 2000 Annual Meeting.

     The person giving the proxy may revoke it before it is exercised, either in person, by mail, or by messenger, by submitting a later dated proxy appointment form to the Secretary at least forty-eight (48) hours prior to the date of the meeting. The person giving the proxy may also revoke it openly stating the revocation at the meeting, by voting at the meeting in person, or by delivering a signed written statement revoking the proxy to the Secretary prior to the date of the meeting. Appointment forms or revocations transmitted by facsimile, telex, telegram, or electronic means will not be accepted. ANY ATTEMPTED REVOCATIONS NOT MEETING THE ABOVE REQUIREMENTS WILL BE
RULED
INVALID.

     The record date with respect to this solicitation is August 27, 1999. On August 27, 1999, there were outstanding 2,835,194 shares of common stock of the Corporation entitled to vote at the Annual Meeting. There also are 200,000 shares of no-par preferred stock authorized, of which 50,000 shares have been designated Series A Junior Preferred Stock, but none are outstanding.

                         PERSONS MAKING THE SOLICITATION

     The proxy solicited hereunder by the Corporation will be voted in favor of the Directors recommendations on each and all matters properly brought before the meeting, unless the undersigned shareholder specifically instructs the holder or holders of the proxy to the contrary. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals submitted to shareholders (other than the election of directors). Abstentions and "broker non-votes" are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Under the rules of the New York Stock Exchange, Inc., brokers who hold shares in street name for customers may have authority to vote on certain items when they have not received instructions from beneficial owners. A "broker non-vote" occurs on an item submitted for shareholder approval when the broker does not have authority to vote on the item in the absence of instructions from the beneficial owner. Such "broker non-votes" will have no effect on the outcome of the election of directors. The approval of a majority of the votes cast on a particular matter, shall be the vote of the Corporation.

            PRINCIPAL SHAREHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

PRINCIPAL SHAREHOLDERS

     Based upon the records of the Corporation and filings with the Securities and Exchange Commission as of July 31, 1999, the following table sets forth the persons or group of persons having beneficial ownership (as defined by the Securities and Exchange Commission) of more than 5% of the issued and outstanding common stock of the Corporation.

                                           Nature of
                                           Beneficial      Amount   Percent of
Name                      Address          Ownership       Owned      Class
 - - - - - - - - - -    - - - - - - - -   - - - - - -      - - - -  - - - - -
Michael E. Batten    3419 Michigan Blvd. Power to vote    542,427<F1> 19.1%
                     Racine, WI          Beneficial       143,897<F2>  5.1%

Fidelity Management  82 Devonshire St.   Power to vote &  268,600      9.5%
  and Research Corp. Boston, MA          dispose of stock

Dimensional Fund     1299 Ocean Ave.     Power to vote &  209,600      7.4%
  Advisors           Santa Monica, CA    dispose of stock

Kennedy Capital      10829 Olive Blvd.   Power to vote &  222,950      7.9%
  Management, Inc.   St. Louis, MO       dispose of stock

Wachovia             100 N. Main St.     Power to vote &  168,200      5.9%
  Corporation        Winston-Salem, NC   dispose of stock

<F1>
(1) Held as trustee under various trusts.
<F2>
(2) Includes 2,600 shares owned by the wife of Michael E. Batten and 63,000 subject to currently exercisable stock options.

DIRECTORS AND EXECUTIVE OFFICERS
     Based upon the records of the Corporation and filings with the Securities and Exchange Commission as of July 31, 1999, the following table sets forth the number of shares of common stock of the Corporation beneficially owned by each of the Directors of the Corporation, each of the executive officers named in the Summary Compensation Table and the number of shares beneficially owned by all Directors and executive officers of the Corporation as a group.

                                 Amount and Nature
      Name of                      of Beneficial                 Percent of
  Beneficial Owner                 Ownership <F4>                   Class
 - - - - - - - - -               - - - - - - - - -               - - - - - -
Michael E. Batten                686,324 <F5>                    24.2%

James O. Parrish                 31,223  <F6>                     1.1%

Paul J. Powers                    5,200  <F6>                      *<F3>

Michael H. Joyce                 39,728  <F6>                     1.4%

Richard T. Savage                 6,700  <F6>                      *

David L. Swift                    2,700  <F6>                      *

David R. Zimmer                   3,578  <F6>                      *

George E. Wardeberg               1,400  <F6>                      *

Paul A. Pelligrino                6,506  <F6>                      *

Lance J. Melik                    7,487  <F6>                      *

Gerald W. Metzger                 1,400  <F6>                      *

John A. Mellowes                  1,000  <F6>                      *

All Directors and
Executive Officers
as a group (14 persons)         809,245  <F6>                    28.5%

<F3>
* Denotes ownership of less than one percent of shares outstanding.
<F4>
(1) Shares listed include any shares owned by a spouse, minor children and immediate relatives who share the same household as a Director or officer. Inclusion of any such shares is not to be considered an admission of beneficial ownership.
<F5>
(2) Includes 2,600 shares held by Mr. Battens wife, 605,611 shares held by him as trustee under various family trusts, and 63,000 shares subject to presently exercisable stock options.
<F6>
(3) Shares subject to currently exercisable stock options included in the above are as follows: Mr. Parrish 24,800, Mr. Powers 4,900, Mr. Joyce 34,500, Mr. Savage 4,000, Mr. Swift 2,500, Mr. Zimmer 2,500, Mr. Pelligrino 5,500,
Mr. Melik 2,500, Mr. Metzger 1,400, Mr. Wardeberg 1,200, and all Directors and executive officers as a group 159,700.

                            ELECTION OF DIRECTORS

     Three directors are to be elected for a term to expire at the annual meeting following the fiscal year ended June 30, 2002. Shares of common stock represented by properly executed proxy appointments in the accompanying form will be voted for the nominees listed for the term indicated unless authority to do so is withheld.

     The nominees for the Board of Directors and the Directors whose terms will continue and the class to which he has been or is to be elected are as set forth below. Each nominee and each Director was elected to his present term of office by a vote of shareholders at a meeting for which proxies were solicited.

                                                                   Served as
                             Principal Occupation                   Director
 Name of Director              and other Public                   Continuously
and Date of Birth            Company Directorships                   Since
 - - - - - - - - -           - - - - - - - - - - -                - - - - - -
NOMINEES FOR DIRECTORS FOR TERMS TO EXPIRE IN 2002:

Michael E. Batten . . . . .  Chairman and Chief Executive Officer, May 1974
  April 14, 1940             Twin Disc, Incorporated
                             Also Director,
                             Briggs & Stratton Corporation,
                             Firstar Corporation,
                             Simpson Industries, and
                             Universal Foods Corporation

David L. Swift . . . . . . . Former Chairman, President and        July 1995
  September 20, 1936         Chief Executive Officer,
                             Acme-Cleveland Corporation,
                             Pepper Pike, Ohio
                             (Manufacturer of diversified
                             industrial products)
                             Also Director,
                             Alltrista Corporation and
                             Cuno Incorporated

David R. Zimmer. . . . . . . Former Executive                      July 1995
  August 21, 1946            Vice President-Operations
                             United Dominion Industries
                             Charlotte, North Carolina
                             (Manufacturer of proprietary
                             engineered products)
                             Formerly President and
                             Chief Executive Officer,
                             Core Industries, Inc.,
                             Bloomfield Hills, Michigan

DIRECTORS WHOSE TERMS EXPIRE IN 2001:

James O. Parrish . . . . . . Vice President-Finance              December 1982
  September 12, 1940         & Treasurer

                             Twin Disc, Incorporated

Paul J. Powers . . . . . . . Chairman, President and               July 1992
  February 5, 1935           Chief Executive Officer,
                             Commercial Intertech, Corp.,
                             Youngstown, Ohio
                             (A leading manufacturer of hydraulic
                             components, pre-engineered buildings
                             and stamped metal products)
                             Also Chairman and CEO,
                             Cuno Incorporated,
                             Meriden, Connecticut
                             (A manufacturer of fluid
                             purification products)
                             Director of Global Marine Incorporated, and
                             Ohio Edison Company

John A. Mellowes . . . . . . Chairman and Chief Executive Officer,
  March 16, 1938             Charter Manufacturing Co.,
                             Mequon, Wisconsin
                             (A privately held producer of bar,
                             rod wire and wire parts)

DIRECTORS WHOSE TERMS EXPIRE IN 2000:

Michael H. Joyce . . . . . . President and                       October 1991
  November 7, 1940           Chief Operating Officer,
                             Twin Disc, Incorporated

Richard T. Savage . . . . . .Retired Chairman, President and       April 1993
  October 5, 1938            Chief Executive Officer,
                             Modine Manufacturing Company,
                             Racine, Wisconsin
                             (A manufacturer of heat
                             exchange equipment)
                             Also Director,
                             Marshall & Ilsley Corporation

George E. Wardeberg . . . .  President and Chief Executive Officer  July 1997
  August 27, 1935            WICOR, Inc.,
                             Milwaukee, Wisconsin
                             (Parent company of Wisconsin Gas Company
                             and Sta-Rite Industries, Inc.)
                             Also Director,
                             Marshall & Ilsley Corporation

                       DIRECTOR COMMITTEES AND ATTENDANCE

BOARD OF DIRECTORS MEETINGS AND ATTENDANCE
     The Corporations Board of Directors met 6 times during the year ended June 30, 1999. There were no absences from these meetings.

DIRECTORS COMMITTEE MEETINGS AND ATTENDANCE
     The Executive Selection and Salary and Audit Committees met 1 and 3 times respectively, during the year. The Director Nominating and Board Affairs Committee met 1 time during the year. The Pension and Finance Committees met 3 and 2 times respectively during the year. Each Director attended at least 75% of the meetings requiring his attendance.

DIRECTOR COMMITTEE FUNCTIONS
Audit Committee
     The Audit Committee reviews with the Corporations Internal Auditor and Independent Public Accountants their activities, reports and comments, and recommends to the Board any action which it deems appropriate. The Committee recommends to the Board the selection of auditors.

Finance Committee
     The Finance Committee considers managements proposed financial policies and actions, and makes appropriate recommendations to the Board regarding:
Debt and capital structure, acquisitions, capital budgets, dividend policy and other financial matters.

Nominating and Board Affairs Committee
The Director Nominating and Board Affairs Committee recommends nominees for the Board to the Board of Directors. The Committee will consider nominees recommended by shareholders in writing to the Secretary. In addition, the Committee reviews proposed changes in corporate structure and governance, committee structure and function, and meeting schedules making recommendations to the Board as appropriate.

Executive Selection and Salary Committee
The Executive Selection and Salary Committee reviews nominees for Corporate offices and related compensation levels, making recommendations to the Board of Directors as considered necessary.

Pension Committee
     The Pension Committee reviews and recommends to the Board for approval the pension funds professional advisors and auditors. The Committee annually reviews actuarial assumptions, actuarial valuations, investment performance, funding policies and investment policies.

Committee Membership
     The Directors committees are currently comprised of the following Directors; the Chairman of the Committee is listed first:
                                           Executive
                                           Selection             Nominating
                                              and                   and
Audit       Finance       Pension           Salary              Board Affairs
- - -       - - - -       - - - -          - - - - -            - - - - - - -
Powers      Zimmer        Swift            Savage               Wardeberg
Swift       Swift         Powers           Powers               Savage
Zimmer      Wardeberg     Savage           Wardeberg            Mellowes
Mellowes    Mellowes      Zimmer
                          Joyce
                          Parrish

COMPENSATION OF EXECUTIVE OFFICERS
     The following table sets forth the compensation received by the Corporations Chief Executive Officer and the 4 most highly paid executive officers for the 3 fiscal years ended June 30, 1997, 1998, and 1999, respectively.

                           SUMMARY COMPENSATION TABLE

                                 Annual             Long-Term
                              Compensation         Compensation
                              - - - - - - -        - - - - - - -
Name and                                              Stock        All Other
Principal Position   Year    Salary      Bonus <F8>  Options  Compensation<F9>
- - - - - - - - -    - -     - - - -     - - - - -   - - - -  - - - - - - - -
Michael E. Batten    1999   $347,600     $ -           9,000      $21,539
  Chairman and       1998    328,000      190,000      9,000       19,876
  Chief Executive    1997    313,000      125,700      8,000       13,072
  Officer

Michael H. Joyce     1999   $259,100     $ -           4,500      $ 7,532
  President and      1998    245,000      127,700      4,500        5,965
  Chief Operating    1997    234,000       94,000      3,500        5,525
  Officer

James O. Parrish     1999   $169,425     $ -           2,500      $ 8,878
  Vice President     1998    161,500      65,500       2,500        7,786
  Finance &          1997    154,500      46,500       2,000        5,364
  Treasurer

Gerald W. Metzger    1999   $130,962     $ -             800        5,726
  General Manager    1998    126,500      45,000         600        5,100
                     1997    122,500      31,000         800        4,000

Lance J. Melik       1999   $130,685     $ -           1,500        4,700
  Vice President     1998    125,000      43,500       1,000        6,787
  Corp. Development  1997    120,000      30,800       1,000        4,406

Paul A. Pelligrino   1999   $129,615     $ -           2,500        6,728
  Vice President     1998    123,400      44,000       2,500        6,236
  Engineering        1997    121,700      32,000       1,500        2,719

<F8>
(1) Represents annual incentive bonuses determined by the Board of Directors.
See "Board Executive Selection and Salary Committee Report on Executive
Compensation-Annual Incentives". Bonuses are paid in the fiscal year following the fiscal year in which earned.

<F9>
(2) Amounts are comprised of Corporations 401(k) matching contributions and Corporation paid life insurance includible in income.

Stock Options
     The following table summarizes option grants during fiscal year 1999 to the executive officers named in the Summary Compensation Table above, and the potential realizable values at assumed annual rates of stock price appreciation for the 10 year option term.

                      OPTION GRANTS IN LAST FISCAL YEAR

                                                    Potential Realizable Value
                                                      at Assumed Annual Rates
                                                   of Stock Price Appreciation
                       Individual Grants                   or Option Term
             ----------------------------------  -----------------------------
                          % of Total
                           Options
               Options    Granted to  Exercise  Expiration
    Name      Granted<F10>Employees    Price<F11>  Date        5%         10%
-----------   ----------  ---------   --------  ----------  --------  --------
M. Batten     3,800         7.1%      $28.6000   8/10/03    $ 68,348  $173,208
M. Batten     3,400         6.3%       26.0000   8/10/08      55,594   140,887
M. Batten       700         1.3%       25.2300  10/16/03      11,107    28,147
M. Batten     1,100         2.0%       22.9375  10/16/08      15,868    40,212
M. Joyce      3,850         7.2%       26.0000   8/10/08      62,952   159,534
M. Joyce        650         1.2%       22.9375  10/16/08       9,376    23,762
J. Parrish    1,950         3.6%       26.0000   8/10/08      31,885    80,803
J. Parrish      550         1.0%       22.9375  10/16/08       7,934    20,106
G. Metzger      600         1.1%       26.0000   8/10/08       9,811    24,862
L. Melik      1,150         2.1%       26.0000   8/10/08      18,804    47,653
L. Melik        350          .7%       22.9375  10/16/08       5,049    12,795
P. Pelligrino 1,950         3.6%       26.0000   8/10/08      31,885    80,803
P. Pelligrino   550         1.0%       22.9375  10/16/08       7,934    20,106

<F10>
(1) During the fiscal year ended June 30, 1999, a total of 53,750 options were granted to officers, key employees and directors, with 30,550 granted under the 1988 Incentive Stock Option Plan, 10,850 options granted under the
1988 Non-Qualified Stock Option Plan, 6,350 options granted under the 1998 Incentive Compensation Plan and 6,000 options granted under the 1998 Stock Option Plan for Non-Employee Directors.
<F11>
(2) The exercise price is the fair market value on the date of grant, except for incentive stock options granted to Mr. Batten which are exercisable at 110% of the fair market value at date of grant.

                         AGGREGATED OPTION EXERCISES IN
                  LAST FISCAL YEAR AND YEAR-END OPTION VALUES

     The following table provides information on option exercises in fiscal 1999 by the named executive officers and the value of such officers unexercised options at June 30, 1999.

                                 Total Number             Total Value
                                of Unexercised           of Unexercised,
                                 Options Held          In-the-Money Options
             Shares    Value   at Fiscal Year End     Held at Fiscal Year End
          Acquired on  Real-   Exer-      Unexer-     Exer-        Unexer-
Name       Exercise    ized    cisable    cisable     cisable      cisable
----      -----------  -----  ---------  ---------   ---------    -----------
M. Batten         0      N/A     63,000       0      $10,281         $ 0
M. Joyce      2,000  $18,750     34,500       0       25,594           0
J. Parrish        0      N/A     24,800       0        9,906           0
P. Pelligrino     0      N/A      5,500       0        3,322           0
L. Melik          0      N/A      5,500       0        3,322           0
G. Metzger        0      N/A      1,400       0            0           0

Retirement Income Plan
     The Twin Disc Employees Retirement Income Plan for salaried employees provides non-contributory benefits based upon both years of service and the employees highest consecutive 5-year average annual compensation during the last 10 calendar years of service. The Plan is integrated with Social Security. The following table presents the non-contributory benefits payable for life under the Plan to employees assuming normal retirement in the current year.

AVERAGE HIGH                NON-CONTRIBUTORY PENSION BASED ON
5-YEAR ANNUAL                    YEARS OF CREDIT SERVICE
COMPENSATION     10 YEARS     20 YEARS      25 YEARS     30 YEARS     40 YEARS

$ 50,000         $ 9,683      $19,366       $24,208       $25,149     $27,391
  75,000          14,883       29,766        37,208        38,799      42,341
 100,000          20,083       40,166        50,208        52,449      57,291
 150,000          30,483       60,966        76,208        79,749      87,191

     The values reflected in the table represent the application of the Plan formula to the appropriate amounts of compensation and years of service. Benefits payable under the Plan, however, must be in compliance with the applicable guidelines or maximum prescribed in the Employees Retirement Income Security Act of 1974 (ERISA), as currently stated or as adjusted from time to time. Assuming continued employment to normal retirement age (age 65) the estimated credited years of service for each of the Corporations executive officers named in the Summary Compensation Table is as follows: Mr. Batten 35 years; Mr. Joyce 14 years; Mr. Parrish 31 years; Mr. Pelligrino 37 years; Mr. Melik 41 years; and Mr. Metzger 7 years.

     In addition, for years of service subsequent to December 31, 1996, the Company provides non-contributory benefits based on a percentage of compensation, from 4.5% to 6.5% based on years of service, with interest at the thirty year U.S. Treasury Bond rate with a minimum guarantee of 3%. This benefit is payable as a lump sum or annuity.

Supplemental Retirement Benefit Plan
     A supplemental retirement benefit is extended to qualified management. The supplemental retirement benefit is calculated as a single life annuity at an amount approximating 60% of the highest rate of pay attained during a specified period. The benefit is payable in the form of a single life annuity, contingent annuity or a 10 year temporary annuity. The contingent annuity provides for payments to continue to the surviving spouse at a rate equal to 50% of the rate previously paid to the participant. In the event of death of a plan member after attaining a retirement age but prior to retirement, the surviving spouse will receive a lump sum benefit.

Compensation of Directors
     Directors of the Corporation were paid a retainer fee of $9,000 for the year. In addition, Directors received a $1,300 fee for each board meeting attended and $1,100 for each committee meeting attended. Directors who are officers do not receive any fees in addition to their remuneration as officers.

     Outside Directors (non-Corporation employees) are eligible to participate in the 1988 Non-Qualified Stock Option Plan for Officers, Key Employees and Directors and the 1998 Stock Option Plan for Non-Employee Directors.

     Outside Directors (non-Corporation employees) who reach the age of 68 or who retire from full-time employment are required to retire from the Board of Directors effective as of the completion of their current term. Retired outside directors are entitled to a retirement benefit for a limited period equal to the sum of:

     a) The annual retainer at the time of retirement.
     b) 6 monthly fees for Director Meetings at the rate prevailing at the time of retirement.

Employment Contracts
     The Corporation has entered into agreements with certain of its key executives, including Messrs. Batten, Joyce, Parrish, Pelligrino and Melik. The agreements provide for severance benefits to be paid to the executive following a change in control of the Corporation (as defined in those agreements) and a termination (as defined in those agreements) of the employment of the executive. Upon the occurrence of the events, as specified in the agreements, which would entitle the executive to the payment of severance benefits, the maximum contingent liability of the Corporation for the payment of such severance benefits would be approximately $2,975,000. Severance benefits for an executive officer would generally consist of the sum of the executives highest annual base salary between the change in control and the date of termination plus the executives most recent annual bonus times the lesser of 1.50 (2.75 for Messrs. Batten, Joyce and Parrish) or the number of whole and fractional years between the termination date and his normal retirement date. In addition, the executive would be entitled to the cash value of any shares of common stock subject to unexercised stock options held by the executive and a continuance of fringe benefits for 24 months following termination. The agreements are specifically designed to assure that benefits will not exceed the limitations and provisions of Sec. 280(g), of the Internal Revenue Code.

             Board Executive Selection and Salary Committee Report
                          on Executive Compensation

Compensation Philosophy
     The Corporation's primary business objective is to maximize shareholder value over the long term. To accomplish this objective, the Corporation has developed a comprehensive business strategy that emphasizes maximizing long-term cash flow and earnings, maintaining leadership or becoming the leader in its markets, and providing products of the highest quality.



     The Executive Selection and Salary Committee of the Board of Directors (the "Committee") is comprised of 3 independent directors, none of whom has interlocking or other relationships which might be considered conflicts of interest. The Committee establishes compensation programs which are designed to foster the Corporation's business objectives. The Committee approves the design of, assesses the effectiveness of, and administers executive compensation programs in support of compensation policies.

     The Committee also reviews and approves all salary arrangements and other remuneration for executives, evaluates executive performance, and considers related matters. The Committee members believe that the compensation program should target compensation levels at rates that are reflective of current market practices. Offering market-comparable pay opportunities allows the Corporation to maintain a stable, successful management team.

     Competitive market data is provided by an independent compensation consultant. The data provided compares the Corporation's compensation practices to a group of comparative companies. The Corporation's market for compensation comparison purposes is comprised of a group of companies that have national and international business operations and similar sales volumes, market capitalizations, employment levels, and lines of business. In establishing a comparative group for compensation purposes, the Committee exercises its judgment and makes its decision after considering the factors it deems relevant.

     The companies chosen for the comparative group used for compensation purposes are not necessarily the same companies which comprise the peer group index in the Performance Graph included in this proxy statement. The Committee believes that the Corporation's most direct competitors for executive talent include many companies in geographical areas in which the Corporation operates as well as many of the companies that are included in the peer group established for comparing shareholders returns.

     The key elements of the Corporation's executive compensation are base salary, annual incentives, long-term compensation, and benefits. These key elements are addressed separately below. In determining compensation, the Committee considers all elements of an executive's total compensation package, including severance plans, insurance, and other benefits, with the objective of being competitive but not trend setting.


Base Salaries
     The Committee regularly reviews each executive's base salary. Base salaries are targeted at market levels, based upon the Committee's analysis of marketplace practices. Base salaries for executives are initially determined by evaluating executives' levels of responsibility, prior experience, breadth of knowledge, internal equity issues, and external pay practices.
Base salaries offer stability to executives and allow the Corporation to attract competent executive talent and maintain an effective management team. They also allow executives to be rewarded for individual performance based on the Corporation's evaluation process which encourages the development of executives. Pay for individual performance rewards executives for achieving goals which may not be immediately evident in common financial measurement. Increases to base salaries are driven primarily by individual performance. Individual performance is evaluated based on sustained levels of individual contribution to the Corporation. When evaluating individual performance, the Committee considers the executive's effort in promoting Corporate values; improving product quality; developing relationships with customers, suppliers, and employees; demonstrating leader-ship abilities among coworkers; and other goals. Overall, executive salaries were increased at rates comparable to the increases provided at other companies and are near market levels.

     As reflected in the Summary Compensation Table on page 8, Mr. Batten's base salary was increased in 1999 by $19,600. In determining Mr. Batten's base salary in 1999, the Committee considered the Company's financial performance for the year, Mr. Batten's individual performance, and his long-term contributions to the success of the Corporation. The Committee also compared Mr. Batten's base salary to the base salaries of CEOs at comparative companies.

Annual Incentives
     The Twin Disc Incentive Bonus Program (the "Annual Plan") promotes the Corporation's pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash bonuses to achieve corporate, business unit, and individual performance goals. Annual bonus opportunities allow the Corporation to communicate specific goals that are of primary importance during the coming year and motivate executives to achieve these goals.

     Eligibility to participate in the Annual Plan, as well as the individual payout percentages assigned to each eligible executive's position, are determined annually by Mr. Batten, as chief executive officer, subject to the approval of the Committee.

     Each year, the Committee approves specific goals relating to each executive's bonus opportunity. Eligible executives are assigned threshold and target bonus levels based on a percentage of base salary. Executives earn bonuses to the extent to which preestablished goals are achieved.

     Target bonus awards are established at levels approximating marketplace practices for each executive. Targets are considered by the Committee to be achievable, but to require above average performance from each of the executives.

     No bonus awards were granted to the officers named in the Summary Compensation Table in 1999 due to actual performance results relative to Annual Plan goals in 1999. Corporate goals in 1999 were based on target earnings and return on net assets employed.

Long-Term Incentives
     Long-term incentives are provided pursuant to the Corporation's 1988 Non-Qualified Stock Option Plan for Officers, Key Employees and Directors, the 1988 Incentive Stock Option Plan, the 1998 Incentive Compensation Plan and the 1998 Stock Option Plan for Non-Employee Directors.

     In keeping with the Corporation's commitment to provide a total compensation package which includes at-risk components of pay, the Committee makes annual decisions regarding appropriate stock option grants for each executive. When awarding stock options, the Committee considers executives' levels of responsibility, prior experience, historical award data, various performance criteria, and compensation practices at comparator companies. Consistent with the above stated goals, Mr. Batten received options to purchase 9,000 shares in 1999.

     Stock options are granted at an option price not less than the fair market value of the Corporation's common stock on the date of grant. Accordingly, stock options have value only if the stock price appreciates from the date the options are granted. This design focuses executives on the creation of shareholder value over the long term and encourages equity ownership in the Corporation.

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the Company's CEO and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The compensation of the Corporation's CEO and the four other most highly compensated executive officers currently does not approach the disqualifying threshold. In the future, in the event the disqualifying threshold becomes an issue, the Committee will weigh all the facts and circumstances in existence at the time.

                                      Executive Selection and Salary Committee
                                               Richard T. Savage, Chairman
                                               Paul J. Powers
                                               George E. Wardeberg
                                      July 29, 1999

INDEPENDENT PUBLIC AUDITORS

    The firm has audited the Corporations books annually since 1928. Representatives of Coopers & Lybrand are expected to be present at the meeting and, while no formal statement will be made by them, they will be available to respond to appropriate questions.

CORPORATE PERFORMANCE GRAPH

     The following table compares total shareholder return over the last 5 fiscal years to the Standard & Poors Diversified Machinery Index and the Russell 2000 index. The S&P Diversified Machinery Index consists of a broad range of manufacturers. The Russell 2000 Index consists of a broad range of 2,000 Companies. The Corporation believes, because of the similarity of its business with those companies contained in the S&P Diversified Machinery Index, that comparison of shareholder return with this index is appropriate. Total return values for the Corporations common stock, the S&P Diversified Machinery Index and the Russell 2000 Index were calculated based upon an assumption of a $100 investment on June 30, 1994 and based upon cumulative total return values assuming reinvestment of dividends on a quarterly basis.

                  Comparison of Five-Year Cumulative Total Return
            Twin Disc, Inc.; S&P Diversified Machinery; and Russell 2000

                 06/30/94  06/30/95  06/30/96  06/30/97  06/30/98  06/30/99
                 --------  --------  --------  --------  --------  --------
  Twin Disc       100.00    120.04    124.28    157.57    169.86    117.03
  S&P Div. Mach.  100.00    126.54    145.19    209.12    209.39    214.32
  Russell 2000    100.00    120.07    148.80    173.11    201.68    204.70

SECTION 16 (a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE
     Based solely on a review of the copies of such forms furnished to the Corporation and representations from executive officers and directors, the Corporation believes that during the period from July 1, 1998 to June 30, 1999, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten (10%) beneficial owners were complied with.

                                  GENERAL

     The Corporation will bear the cost of the solicitation of proxies. The firm of Georgeson & Co., Inc., New York, NY has been retained to assist in solicitation of proxies for the Annual Meeting at a fee not to exceed $6,500 plus expenses.

     Management does not know of any other business to come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote upon such matters in their discretion in accordance with the authorization of the proxy.

     If you do not contemplate attending in person, we respectfully request that you fill in, sign and return the accompanying proxy at your early convenience. However, remember that in order to have your proxy validated, it must be delivered to the Secretary either in person, by mail, or by messenger, and it must be received by the Secretary not less than forty-eight (48) hours prior to the date of the meeting.